UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 11, 2014
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2014, we entered into a third amended and restated senior secured credit facility (the “amended credit facility”) with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as our amended credit facility. At closing, we borrowed approximately $80.0 million under our amended credit facility to refinance our previous credit facility and for general corporate purposes.

The amended credit facility has a maximum commitment of $300.0 million and availability under the amended credit facility will be subject to a borrowing base. The borrowing base under the amended credit facility is currently $162.5 million and will be redetermined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations, and we will be able to request one redetermination during any six-month period between scheduled redeterminations. The borrowing base will be reduced in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base of $162.5 million was determined based upon our reserve report dated December 31, 2013. Our borrowing base can never exceed the $300.0 million maximum commitment amount. Outstanding amounts under the amended credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 0.75%—1.75%, depending on the utilization of the borrowing base, or, if we elect, LIBOR plus, in each case, 1.75%—2.75% depending on the utilization of the borrowing base. At closing, the interest rate on the amended credit facility was approximately 2.9% assuming LIBOR borrowings.

Subject to earlier termination rights and events of default, the stated maturity date of the amended credit facility is June 30, 2018. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate the amended credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the amended credit facility in compliance with certain notice and dollar increment requirements.

Each of our domestic subsidiaries has guaranteed our obligations under the amended credit facility on a senior secured basis. Obligations under the amended credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of our and the subsidiary guarantors’ material property and assets.

Under the amended credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00. We are also required to remain under a total debt to EBITDAX ratio as of the last day of each quarter of not more than 4.00 to 1.00. The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities. For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 and SFAS 143 and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143. The coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters then ended. For the purposes of this calculation, EBITDAX is consolidated net income plus interest expense, oil and gas exploration expenses, income and franchise or “margin” taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R, SFAS 133 and SFAS 143 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contract or upon the termination of any hedge contract plus  all expenses incurred in connection with the negotiation, execution, delivery and performance of the amended credit agreement, plus expenses incurred in connection with any permitted acquisition plus expenses incurred in connection with any offering of senior unsecured notes, subordinated debt or any equity interest plus other extraordinary expenses not incurred in the ordinary course of business in an aggregate amount not to exceed $1.0 million in any 12-month period plus extraordinary losses minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143.. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters then ended. For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, and obligations with respect to surety bonds and hedge arrangements.

In addition, the amended credit facility contains a number of covenants that, among other things, restrict our ability to: incur or guarantee additional indebtedness; transfer or sell assets; create liens on assets; engage in transactions with affiliates other than on an “arm’s-length” basis; make any change in the principal nature of our business; and permit a change of control. The amended credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On June 12, 2014, the Company issued a press release announcing the closing of the Credit Facility and certain other matters. The text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Number Description

99.1	Press Release dated June 12, 2014, announcing the closing of the Credit Facility and certain other matters.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Geoffrey R.King
Geoffrey R. King
Vice President and Chief Financial Officer

Dated:  June 12, 2014

EXHIBIT INDEX

Number                      Description

99.1	Press Release dated June 12, 2014, announcing the closing of the Credit Facility and certain other matters.